Exhibit 99.1

News Release

Sunoco LP Reports Record Second Quarter 2024 Financial and Operating Results
•Reports record second quarter net income of $501 million and Adjusted EBITDA(1), excluding transaction-related expenses(2), of $400 million
•Completes the acquisition of NuStar Energy L.P. on May 3, 2024 and the divestiture of 204 convenience stores to 7-Eleven, Inc. on April 16, 2024; results for the second quarter of 2024 reflect the impact of these two transactions
•Reaffirms full year 2024 Adjusted EBITDA(1)(3) guidance of $1.46 billion to $1.52 billion, excluding synergies and transaction-related expenses(2)
•Increases NuStar commercial and expense synergies to $200 million and financial synergies to $60 million
•Forms a joint venture in the Permian Basin with Energy Transfer
•Enters into a definitive agreement to acquire a liquid fuels terminal in Portland, Maine
DALLAS, August 7, 2024 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended June 30, 2024.
Financial and Operational Highlights
Net income for the second quarter of 2024 was $501 million compared to net income of $87 million in the second quarter of 2023.
Adjusted EBITDA(1) for the second quarter of 2024 was $320 million compared to $250 million in the second quarter of 2023. Adjusted EBITDA(1) for the second quarter of 2024 includes approximately $80 million of one-time transaction-related expenses(2).
Distributable Cash Flow, as adjusted(1), for the second quarter of 2024 was $295 million compared to $175 million in the second quarter of 2023.
Adjusted EBITDA(1) for the Fuel Distribution segment in the second quarter of 2024 was $245 million compared to $226 million in the second quarter of 2023. Adjusted EBITDA(1) for the second quarter of 2024 includes approximately $1 million of one-time transaction-related expenses(2). The segment sold approximately 2.2 billion gallons of fuel in the second quarter of 2024, an increase of 5% from the second quarter of 2023. Fuel margin for all gallons sold was 11.8 cents per gallon for the second quarter of 2024 compared to 11.9 cents per gallon in the second quarter of 2023.
Adjusted EBITDA(1) for the Pipeline Systems segment in the second quarter of 2024 was $53 million. Adjusted EBITDA(1) for the second quarter of 2024 includes approximately $58 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 1.3 million barrels per day in the second quarter of 2024.
Adjusted EBITDA(1) for the Terminals segment in the second quarter of 2024 was $22 million. Adjusted EBITDA(1) for the second quarter of 2024 includes approximately $21 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 640 thousand barrels per day in the second quarter of 2024.
Distribution
On July 25, 2024, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2024 of $0.8756 per unit, or $3.5024 per unit on an annualized basis. The distribution will be paid on August 19, 2024, to common unitholders of record on August 9, 2024.
Liquidity, Leverage and Credit
At June 30, 2024, SUN had long-term debt of approximately $7.3 billion and approximately $1.4 billion of liquidity remaining on its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 4.1 times at the end of the second quarter.

Capital Spending
SUN's total capital expenditures in the second quarter of 2024 were $78 million, which included $52 million of growth capital and $26 million of maintenance capital.
Recent Developments
•On July 16, 2024, SUN announced the formation of a joint venture with Energy Transfer LP combining their respective crude oil and produced water gathering assets in the Permian Basin. The formation of the joint venture has an effective date of July 1, 2024.
•On June 28, 2024, the Partnership entered into a definitive agreement to acquire a liquid fuels terminal in Portland, Maine.
Full Year 2024 Business Outlook
For the full year 2024, the Partnership expects:
•Adjusted EBITDA(1)(3) of $1.46 billion to $1.52 billion, excluding synergies and transaction-related expenses(2).
•Approximately $50 million in synergies related to the acquisition of NuStar.
•Approximately $100 million in transaction-related expenses.
•Growth capital expenditures to be greater than $300 million and maintenance capital expenditures to be approximately $120 million.
(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Supplemental Information” later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    Transaction-related expenses include certain one-time expenses incurred with acquisitions and divestitures. The Partnership’s definition of Adjusted EBITDA includes transaction-related expenses, and the Partnership has not previously reported Adjusted EBITDA excluding transaction-related expenses. However, given the magnitude of the acquisition and divestiture transactions during the current period, as well as the expenses related to those transactions, the Partnership is reporting Adjusted EBITDA excluding these expenses in order to portray the Partnership’s performance for the period without the impact of these one-time items.
(3)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, August 7, 2024, at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager – Communications
(210) 918-3953, chris.cho@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$226	$29
Accounts receivable, net	1,018	856
Accounts receivable from affiliates	33	20
Inventories, net	1,040	889
Other current assets	127	133
Total current assets	2,444	1,927

Property and equipment	9,873	2,970
Accumulated depreciation	(1,027)	(1,134)
Property and equipment, net	8,846	1,836
Other assets:
Operating lease right-of-use assets, net	479	506
Goodwill	1,484	1,599
Intangible assets, net	716	544
Other non-current assets	372	290
Investment in unconsolidated affiliates	124	124
Total assets	$14,465	$6,826
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,104	$828
Accounts payable to affiliates	114	170
Accrued expenses and other current liabilities	613	353
Operating lease current liabilities	32	22
Current maturities of long-term debt	76	—
Total current liabilities	1,939	1,373

Operating lease non-current liabilities	488	511
Long-term debt, net	7,304	3,580
Advances from affiliates	94	102
Deferred tax liabilities	117	166
Other non-current liabilities	193	116
Total liabilities	10,135	5,848

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (135,997,962 units issued and outstanding as of June 30, 2024 and 84,408,014 units issued and outstanding as of December 31, 2023)	4,330	978
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of June 30, 2024 and December 31, 2023)	—	—
Total equity	4,330	978
Total liabilities and equity	$14,465	$6,826

SUNOCO LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$6,174	$5,745	$11,673	$11,107

Cost of Sales and Operating Expenses:
Cost of sales	5,609	5,431	10,624	10,418
Operating expenses	134	87	222	169
General and administrative	134	33	170	62
Lease expense	17	17	35	33
Loss (gain) on disposal of assets and impairment charges	52	(13)	54	(12)
Depreciation, amortization and accretion	78	49	121	97
Total cost of sales and operating expenses	6,024	5,604	11,226	10,767
Operating Income	150	141	447	340
Other Income (Expense):
Interest expense, net	(95)	(53)	(158)	(106)
Equity in earnings of unconsolidated affiliates	2	1	4	3
Gain on West Texas Sale	598	—	598	—
Loss on extinguishment of debt	(2)	—	(2)	—
Other, net	(3)	7	(2)	7
Income before Income Taxes	650	96	887	244
Income tax expense	149	9	156	16
Net Income	$501	$87	$731	$228

Net Income per Common Unit:
Basic	$3.88	$0.79	$6.43	$2.21
Diluted	$3.85	$0.78	$6.37	$2.19

Weighted Average Common Units Outstanding:
Basic	117,271,408	84,060,866	100,848,078	84,059,797
Diluted	118,054,858	85,034,268	101,657,076	84,998,777

Cash Distributions per Unit	$0.8756	$0.8420	$1.7512	$1.6840

SUNOCO LP
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,
	2024	2023
Net income	$501	$87
Depreciation, amortization and accretion	78	49
Interest expense, net	95	53
Non-cash unit-based compensation expense	4	4
Loss (gain) on disposal of assets and impairment charges	52	(13)
Loss on extinguishment of debt	2	—
Unrealized (gains) losses on commodity derivatives	(6)	1
Inventory valuation adjustments	32	57
Equity in earnings of unconsolidated affiliates	(2)	(1)
Adjusted EBITDA related to unconsolidated affiliates	3	3
Gain on West Texas Sale	(598)	—
Other non-cash adjustments	10	1
Income tax expense	149	9
Adjusted EBITDA (1)	320	250
Transaction-related expenses(3)	80	—
Adjusted EBITDA(1), excluding transaction-related expenses(3)	$400	$250

Adjusted EBITDA (1)	$320	$250
Adjusted EBITDA related to unconsolidated affiliates	(3)	(3)
Distributable cash flow from unconsolidated affiliates	2	1
Cash interest expense	(89)	(52)
Current income tax expense	(217)	(8)
Transaction-related income taxes	199	—
Maintenance capital expenditures	(26)	(15)
Distributable Cash Flow	186	173
Transaction-related expenses and adjustments (3)	109	2
Distributable Cash Flow, as adjusted (1)	$295	$175

Distributions to Partners:
Limited Partners	$119	$71
General Partner	36	19
Total distributions to be paid to partners	$155	$90
Common Units outstanding - end of period	136.0	84.1
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gains or losses on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
(3)For the three months ended June 30, 2024, SUN incurred $80 million of transaction-related expenses. For the calculation of Distributable Cash Flow, as adjusted, transaction-related expenses and adjustments include these transaction-related expenses, as well as $29 million of Distributable Cash Flow attributable to the operations of NuStar for April 1, 2024 through the acquisition date, which represents amounts distributable to SUN’s common unitholders (including the holders of the common units issued in the NuStar acquisition) with respect to the second quarter 2024 distribution.

SUNOCO LP
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2024	2023
Segment Adjusted EBITDA:
Fuel Distribution	$245	$226
Pipeline Systems	53	3
Terminals	22	21
Adjusted EBITDA	$320	$250
Transaction-related expenses	80	—
Adjusted EBITDA, excluding transaction-related expenses	$400	$250

The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment profit is Segment Adjusted EBITDA; a reconciliation of segment profit to Segment Adjusted EBITDA is included in the following tables for each segment where segment profit is presented.

Fuel Distribution

	Three Months Ended June 30,
	2024		2023
Motor fuel gallons sold	2,189		2,080
Motor fuel profit cents per gallon(1)	11.8	¢	11.9	¢
Fuel profit	$230		$198
Non-fuel profit	44		39
Lease profit	30		37
Fuel Distribution segment profit(2)	$304		$274
Expenses	$96		$111

Segment Adjusted EBITDA	$245		$226
Transaction-related expenses	1		—
Segment Adjusted EBITDA, excluding transaction-related expenses	$246		$226
(1) Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
(2) For the three months ended June 30, 2024, Fuel Distribution segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $96 million, and unrealized gains on commodity derivatives of $6 million and adding non-cash unit-based compensation of $4 million, inventory valuation adjustments of $30 million and other of $9 million. For the three months ended June 30, 2023, Fuel Distribution segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $111 million, and adding non-cash unit-based compensation of $4 million, unrealized losses on commodity derivatives of $1 million, inventory valuation adjustments of $51 million, and other of $7 million.
Volumes. For the three months ended June 30, 2024 compared to the same period last year, volumes increased primarily due to growth from investments and profit optimization strategies.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment increased due to the net impact of the following:
•an increase of $11 million related to a 5% increase in gallons sold, partially offset by a decrease in profit per gallon primarily as a result of the West Texas Sale; and
•a decrease of $15 million in expenses primarily due to the West Texas Sale in April 2024 and lower allocated overhead; partially offset by
•a decrease of $7 million in lease profit due to the West Texas Sale in April 2024.

Pipeline Systems

	Three Months Ended June 30,
	2024	2023
Pipelines throughput (barrels/day)	1,264	—
Pipeline Systems segment profit(1)	$172	$1
Expenses	$121	$1

Segment Adjusted EBITDA	$53	$3
Transaction-related expenses	58	—
Segment Adjusted EBITDA, excluding transaction-related expenses	$111	$3
(1) For the three months ended June 30, 2024, Pipeline Systems segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $121 million and other of $1 million and adding Adjusted EBITDA related to unconsolidated affiliates of $3 million. For the three months ended June 30, 2023, Pipeline Systems segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $1 million and adding Adjusted EBITDA related to unconsolidated affiliates of $3 million.
Volumes. For the three months ended June 30, 2024 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Pipeline Systems segment increased due to the acquisition of NuStar.

Terminals

	Three Months Ended June 30,
	2024	2023
Throughput (barrels/day)	638	409
Terminal segment profit(1)	$89	$39
Expenses	$68	$25

Segment Adjusted EBITDA	$22	$21
Transaction-related expenses	21	—
Segment Adjusted EBITDA, excluding transaction-related expenses	$43	$21
(1) For the three months ended June 30, 2024, Terminals segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $68 million and other of $1 million and adding inventory valuation adjustments of $2 million. For the three months ended June 30, 2023, Terminals segment profit reconciles to Segment Adjusted EBITDA by subtracting expenses of $25 million and adding inventory valuation adjustments of $6 million and other of $1 million.
Volumes. For the three months ended June 30, 2024 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased primarily due to the recent acquisitions of NuStar, Zenith European terminals and Zenith Energy terminals located across the East Coast and Midwest.